Exhibit 99.1

Contact:
Amy C. Chang Vice President, Investor Relations 866.861.3229

AMN HEALTHCARE ANNOUNCES THIRD QUARTER 2014 RESULTS

Quarterly revenue of $265 million, above the high end of guidance, EPS of $0.18

SAN DIEGO – (October 30, 2014) – AMN Healthcare Services, Inc. (NYSE: AHS), healthcare’s innovator in workforce solutions and staffing services, today announced third quarter 2014 financial results exceeded the Company’s guidance for revenue. Third quarter financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q3 2014	% Change Q3 2013	YTD September 30, 2014	% Change YTD September 30, 2013
Revenue	$264.6	3%	$756.4	(1%)
Gross profit	$80.3	6%	$231.4	4%
Net income	$8.5	(1%)	$23.3	(5%)
Diluted EPS	$0.18	0%	$0.49	(4%)
Adjusted Diluted EPS*	N/A	N/A	$0.53	2%
Adjusted EBITDA*	$21.8	1%	$66.2	3%

*	See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Supplemental Financial and Operating Data” for a reconciliation of non-GAAP items.

•	Consolidated revenue exceeded expectations due to year-over-year and sequential growth across all business segments.

•	The travel nurse business (excluding EMR staffing) experienced revenue growth of 13% year-over-year, driven by continued higher demand trends and solid execution.

•	Gross margin of 30.4% represented a year-over-year improvement of 100 basis points.

“All segments experienced stronger market trends, resulting in better than anticipated revenue growth in the third quarter. The continued strengthening in travel nurse and allied demand is expected to fuel volume growth in the future. These trends, combined with new MSP clients and expansions, have bolstered our leadership position in workforce solutions and give us a positive outlook going into the new year,” said Susan R. Salka, President and Chief Executive Officer of AMN Healthcare. “To ensure the delivery of a best-in-class client and clinician experience, we continue to make long-term strategic investments to innovate our workforce solution offerings and our recruitment and infrastructure technologies.”

Third Quarter 2014 Results

For the third quarter of 2014 consolidated revenue was $265 million, an increase of 3% from the same quarter last year and an increase of 5% sequentially. Third quarter revenue for the Nurse and Allied Healthcare Staffing segment was $174 million, up 2% from the same quarter last year and 5% sequentially. Locum Tenens Staffing segment revenue in the third quarter was $79 million, an increase of 5% from the same quarter last year and 6% sequentially. Third quarter Physician Permanent Placement Services segment revenue was $11 million, an increase of 5% from the same quarter last year and 7% sequentially.

Third quarter gross margin of 30.4% was 100 basis points higher than the same quarter last year and 40 basis points lower sequentially. The year-over-year increase was due to gross margin improvements in our Nurse and Allied Healthcare Staffing and Physician Permanent Placement Services segments. The sequential decrease was due primarily to an unfavorable workers’ compensation actuarial adjustment recorded in the third quarter.

SG&A expenses for the third quarter were $60 million, representing 22.8% of revenue, compared to $56 million in both the same quarter last year and the prior quarter. The year-over-year increase in SG&A expenses was due to the inclusion of ShiftWise, which was acquired in November of last year, higher expenses associated with our information technology initiatives, and higher expenses to support our current demand and future growth initiatives. The sequential increase in SG&A expenses was due primarily to a favorable professional liability actuarial adjustment recorded in the second quarter, increased commission and bonus expenses associated with higher revenue, and other expenses to support growth.

Third quarter net income was $8 million and net income per diluted share was $0.18. Third quarter adjusted EBITDA was $22 million, compared to $22 million in the same quarter last year and $23 million in the prior quarter. Adjusted EBITDA margin of 8.2% was 20 basis points lower than the same quarter last year and 110 basis points lower sequentially. The year-over-year decrease was due primarily to the unfavorable workers’ compensation actuarial adjustment recorded in the third quarter of 2014, and the sequential decrease was due primarily to that same adjustment as well as a favorable professional liability adjustment in the second quarter of 2014.

At September 30, 2014, cash and cash equivalents totaled $10 million. Third quarter cash flow provided by operations was $15 million and capital expenditures were $4 million. The Company ended the quarter with total debt outstanding of $146 million, with a leverage ratio of 1.7 to 1.

Business Trends and Outlook

The Company expects consolidated fourth quarter 2014 revenue of $265 million to $269 million. Gross margin is expected to be seasonally lower at approximately 30.0%. SG&A expenses as a percentage of revenue are expected to be approximately 22.5%. Adjusted EBITDA margin is expected to be between 8.0% and 8.5%.

About AMN Healthcare

AMN Healthcare is the innovator in healthcare workforce solutions and staffing services to healthcare facilities across the nation. AMN Healthcare’s workforce solutions - including managed services programs, vendor management systems, and recruitment process outsourcing - enable providers to successfully reduce complexity, increase efficiency and improve patient outcomes within the rapidly evolving healthcare environment. The Company provides unparalleled access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, and many other healthcare settings. AMN Healthcare disseminates news and information about the Company through its website, which can be found at www.amnhealthcare.com.

Conference Call on October 30, 2014

AMN Healthcare Services, Inc.’s third quarter 2014 conference call will be held on Thursday, October 30, 2014, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://amnhealthcare.investorroom.com/presentations. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 288-8975 in the U.S. or (612) 332-0228 internationally. Following the conclusion of the call, a replay of the webcast will be available at the Company’s website. A telephonic replay of the call will be available at 7:30 p.m. Eastern Time on October 30, 2014, and can be accessed until 11:59 p.m. Eastern Time on November 13, 2014, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 338051.

Non-GAAP Measures

This earnings release contains certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin, and (3) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful both to management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA and adjusted EBITDA margin serve as industry-wide financial measures, and it uses adjusted EBITDA for making financial decisions and allocating resources. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP, and may be different from non-GAAP measures, or may be calculated differently than other similarly title captioned non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance. A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled Supplemental Financial and Operating Data under the caption entitled “Reconciliation of Non-GAAP Items” or on the Company’s website at http://amnhealthcare.investorroom.com/financialreports. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include expectations regarding future volume growth and 2014 fourth quarter revenue, gross margin, SG&A expenses and adjusted EBITDA margin. The Company based these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and its other periodic reports as well as the Company’s current and other reports filed from time to time with the Securities and Exchange Commission. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time.

Contact:

Amy C. Chang

Vice President, Investor Relations

866.861.3229

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2014	2013	2014	2014	2013
Revenue	$264,584	$257,095	$250,913	$756,378	$763,158
Cost of revenue	184,278	181,428	173,754	524,957	540,071

Gross profit	80,306	75,667	77,159	231,421	223,087

	30.4%	29.4%	30.8%	30.6%	29.2%

Operating expenses:
Selling, general and administrative	60,319	55,605	55,567	170,553	163,763
	22.8%	21.6%	22.1%	22.5%	21.5%
Depreciation and amortization	4,086	3,317	4,010	11,916	9,847

Total operating expenses	64,405	58,922	59,577	182,469	173,610

Income from operations	15,901	16,745	17,582	48,952	49,477

Interest expense, net, and other	1,433	1,840	4,629	7,908	7,829

Income before income taxes	14,468	14,905	12,953	41,044	41,648

Income tax expense	5,969	6,290	5,760	17,722	17,071

Net income	$8,499	$8,615	$7,193	$23,322	$24,577

Other comprehensive income (loss)	75	(84)	(37)	29	(19)

Comprehensive income	$8,574	$8,531	$7,156	$23,351	$24,558

Net income per common share:

Basic	$0.18	$0.19	$0.15	$0.50	$0.53

Diluted	$0.18	$0.18	$0.15	$0.49	$0.51

Weighted average common shares outstanding:
Basic	46,546	45,986	46,479	46,460	45,947

Diluted	48,122	47,810	47,836	47,959	47,776

AMN Healthcare Services, Inc.

Supplemental Financial and Operating Data

(dollars in thousands, except per share data)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2014	2013	2014	2014	2013
Revenue
Nurse and allied healthcare staffing	$174,292	$170,955	$165,894	$503,636	$517,858
Locum tenens staffing	78,816	75,253	74,309	219,996	213,417
Physician permanent placement services	11,476	10,887	10,710	32,746	31,883

	$264,584	$257,095	$250,913	$756,378	$763,158

Reconciliation of Non-GAAP Items:

Segment operating income(1)
Nurse and allied healthcare staffing	$21,279	$20,392	$22,032	$63,283	$62,994
Locum tenens staffing	8,139	7,547	7,818	22,830	17,347
Physician permanent placement services	2,756	2,205	2,187	7,074	6,735

	32,174	30,144	32,037	93,187	87,076
Unallocated corporate overhead	10,396	8,595	8,694	26,958	23,085

Adjusted EBITDA(2)	21,778	21,549	23,343	66,229	63,991
Adjusted EBITDA margin(3)	8.2%	8.4%	9.3%	8.8%	8.4%

Depreciation and amortization	4,086	3,317	4,010	11,916	9,847
Share-based compensation	1,791	1,487	1,751	5,361	4,667
Interest expense, net, and other	1,433	1,840	4,629	7,908	7,829

Income before income taxes	14,468	14,905	12,953	41,044	41,648
Income tax expense	5,969	6,290	5,760	17,722	17,071

Net income	$8,499	$8,615	$7,193	$23,322	$24,577

GAAP based diluted net income per share (EPS)	$0.18	$0.18	$0.15	$0.49	$0.51
Adjustments:
Loss on debt extinguishment	0.00	0.00	0.04	0.04	0.01

Adjusted diluted EPS (4)	N/A	N/A	$0.19	$0.53	$0.52

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2014	2013	2014	2014	2013
Gross Margin
Nurse and allied healthcare staffing	28.7%	27.4%	29.1%	28.9%	27.4%
Locum tenens staffing	29.0%	29.3%	29.8%	29.5%	28.8%
Physician permanent placement services	64.9%	62.6%	63.5%	63.8%	62.6%

Operating Data:
Nurse and allied healthcare staffing
Average clinicians on assignment (5)	5,632	5,771	5,565	5,610	5,970
Locum tenens staffing
Days filled (6)	49,982	50,993	49,049	143,780	146,477

	As of September 30,		As of June 30,
	2014	2013	2014
Leverage Ratio (7)	1.7	1.9	1.9

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	September 30,	June 30,	December 31,
	2014	2014	2013 (8)
Assets
Current assets:
Cash and cash equivalents	$9,663	$5,501	$15,580
Accounts receivable, net	164,078	151,505	147,477
Accounts receivable, subcontractor	21,569	22,512	18,271
Deferred income taxes, net	24,970	27,983	24,938
Prepaid and other current assets	28,844	27,662	26,631

Total current assets	249,124	235,163	232,897
Restricted cash, cash equivalents and investments	21,012	20,606	23,115
Fixed assets, net	29,202	27,066	21,158
Other assets	40,045	37,502	32,279
Goodwill	144,937	144,937	144,642
Intangible assets, net	144,498	146,418	150,197

Total assets	$628,818	$611,692	$604,288

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$66,949	$65,130	$71,081
Accrued compensation and benefits	64,574	56,046	55,949
Revolving credit facility	0	6,500	10,000
Current portion of notes payable	7,500	7,500	0
Other current liabilities	8,746	4,097	6,060

Total current liabilities	147,769	139,273	143,090

Notes payable, net of discount	138,750	140,625	148,672
Other long-term liabilities	96,881	98,188	94,784

Total liabilities	383,400	378,086	386,546

Commitments and contingencies

Stockholders’ equity	245,418	233,606	217,742

Total liabilities and stockholders’ equity	$628,818	$611,692	$604,288

AMN Healthcare Services, Inc.

Summary Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2014	2013 (8)	2014	2014	2013 (8)
Net cash provided by operating activities	$15,489	$27,092	$6,159	$22,639	$44,349
Net cash used in investing activities	(4,511)	(1,018)	(1,100)	(10,320)	(7,050)
Net cash used in financing activities	(6,891)	(4,856)	(8,790)	(18,265)	(11,308)
Effect of exchange rates on cash	75	(84)	(37)	29	(19)

Net increase (decrease) in cash and cash equivalents	4,162	21,134	(3,768)	(5,917)	25,972
Cash and cash equivalents at beginning of period	5,501	10,519	9,269	15,580	5,681

Cash and cash equivalents at end of period	$9,663	$31,653	$5,501	$9,663	$31,653

(1)	Segment operating income represents net income plus interest expense (net of interest income) and other, income taxes, depreciation and amortization, unallocated corporate overhead and share-based compensation expense.
(2)	Adjusted EBITDA represents net income plus interest expense (net of interest income) and other, income taxes, depreciation and amortization and share-based compensation expense. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance and considers measures used in credit facilities. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.
(3)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(4)	Adjusted diluted EPS represents GAAP diluted EPS excluding the impact of loss on debt extinguishment of $3,113 and $434 for the nine months ended September 30, 2014 and 2013, respectively, and $3,113 for the three months ended June 30, 2014. Management believes such a measure provides a picture of the Company’s results that is more comparable among periods since it excludes the impact of items that may recur occasionally, but tend to be irregular as to timing, thereby distorting comparisons between periods. However, investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded from adjusted EPS). Although management believes the item excluded from adjusted EPS is not indicative of the Company’s operating performance, this item does impact the statement of comprehensive income, and management therefore utilizes adjusted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP EPS.
(5)	Average clinicians on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(6)	Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.

(7)	Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the period to the consolidated adjusted EBITDA (as calculated per the Company’s credit agreement) for the last twelve months.
(8)	Certain reclassifications have been made to the prior periods’ consolidated financial statements to conform to the current year presentation.